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                            SHARE PURCHASE AGREEMENT


SHARE PURCHASE AGREEMENT, dated as of February 29, 2000, by and between Centralny Dom Maklerski PEKAO S.A., a joint-stock company organized under the laws of Poland with its business seat in Warsaw, Poland, ul. Woloska 18, registered in the Commercial Register kept by the District Court for the Capital City of Warsaw under number RHB 51152, the share capital of which amounts to PLN 181,715,800, represented by (i) Mr. Maciej Trybuchowski and (ii) Ms. Agnieszka Bujalska, (the "Brokerage House"), and

CIBC-Oppenheimer Corp., a corporation organized and existing under the laws of the State of New York, represented by Mr. Howard Singer as attorney-in-fact acting on the basis of a power of attorney dated February 17, 2000, (the "Seller").

                               W I T N E S S E T H
                               -------------------

WHEREAS, the Brokerage House, acting pursuant to the permit of the Securities and Exchanges Commission dated as of June 25, 1999 is authorized to conduct legal and business activities in connection with the sale by the Seller of certain unlisted securities in the amount representing not less than 1% of all votes at the general meeting of shareholders of the issuer of such securities;

WHEREAS, the Brokerage House has entered into that certain Service Agreement with Warburg, Pincus & Co. as nominee (the "Mandator") with respect to acquisition for the account of the Mandator non-listed 278,509 shares of Series C common stock of Netia Holdings S.A., a company organized under the laws of Poland with its seat in Warsaw, ul. Poleczki 13 ("Netia"), nominal value of PLN
6.00 per share; and

WHEREAS, the Seller deposited such shares with the Brokerage House and has resolved to effect the sale thereof.

NOW, THEREFORE, in consideration of the following premises and the covenants hereinafter contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    Section 1

                               The Share Purchase
                               ------------------

1.1 The Seller hereby sells and the Brokerage House hereby purchases (the "Purchase"), in its own name but for the account of the Mandator, 278,509 (Three Hundred Twenty-six Thousand Two Hundred and Eighty-two) shares of Series C common stock of Netia Holdings S.A., a company organized under the laws of Poland with its seat in Warsaw, ul. Poleczki 13 ("Netia"), nominal value of PLN 6.00 per share (the "Shares").

1.2 Each of the Seller and the Brokerage House hereby confirms that all Shares are deposited with the Brokerage House.


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                                    Section 2

                               The Purchase Price
                               ------------------

2.1 The aggregate purchase price (the "Purchase Price") for the 278,509 (Three Hundred Twenty-six Thousand Two Hundred and Eighty-two) Shares shall be US$6,127,198 (Seven Million One Hundred Seventy-eight Thousand Two Hundred and Four U.S. Dollars).

2.2  The Purchase Price shall be transferred to the Seller's account in:

                  Bank:             Bank of New York
                  ABA#:             021-000-018
                  For credit to:    CIBC-Oppenheimer Corp.
                  Account No.:      854-0904-104
                  Reference:        Emerging Market Portfolio Group

2.3. As set forth in the Service Agreement, the payment of the Purchase Price shall be at the order of the Brokerage House made directly by the Mandator on the date of this Agreement by 5:00 p.m. New York City time on February 29, 2000 or as soon as practicable thereafter ("Payment Date"), by wire transfer.

                                    Section 3

                           Transfer of Ownership Title
                           ---------------------------

3.1. The transfer to the Brokerage House of the ownership title to the Shares shall be effected as of the date of the execution of this Agreement.

3.2 The Seller hereby transfers to, and for the benefit of, the Brokerage House, any and all rights that it has in connection with the ownership of the Shares.

                                    Section 4

                                   Termination
                                   -----------

     If the Seller does not receive the Purchase Price when due pursuant to
Section 2.3 above, the Seller shall be authorized to terminate the Agreement in accordance with Article 492 of the Civil Code by delivering to the Brokerage House a termination notice ("Notice") not later than within three business days after the date of the execution of this Agreement. Upon receipt of the Notice, the Brokerage House shall immediately transfer back the ownership title to the Shares to the Seller.


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                                    Section 5

   Representations and Warranties of the Seller; Brokerage House's Disclaimers
   ---------------------------------------------------------------------------

5.1. The Seller hereby represents and warrants to the Brokerage House that (i) the Seller is the sole beneficial owner of the Shares, and (ii) the Seller has full power and authority to enter into this Agreement and to effect the Purchase hereunder.

5.2. The Seller hereby represents and warrants to the Brokerage House that the Purchase does not contravene any laws or other obligations binding on the Seller and, in particular, does not negatively affect the rights of any third parties.

5.3 The Brokerage House hereby disclaims any and all responsibility for any legal defects of the Shares being sold pursuant to this Agreement.

5.4. The Brokerage House hereby disclaims any responsibility for any tax consequences that may affect for the Seller or any other party as a result of the execution and performance of this Agreement.

                                    Section 6

                               No Shared Expenses
                               ------------------

The Brokerage House shall not be responsible for any costs, expenses (including legal expenses) or any other payments (collectively, "Transaction Costs") arising as a result of the preparation, execution and performance of this Agreement.

                                    Section 7

                                     Notices
                                     -------

     All notices, requests, consents and other communications hereunder to any Party shall be deemed sufficient if contained in a written instrument delivered in person or send by registered mail, addressed to such Party at the respective addresses set forth below:

Centralny Dom Maklerski PEKAO S.A.
ul.  Woloska 18
02-675 Warsaw, Poland
Attn.:  Zespol Rejestru Emisji
telecopy: (48 22) 640-2819

CIBC-Oppenheimer Corp.
200 Liberty Street, 31st Floor
New York, New York 10281
Attn.:  Mr. Kevin Sesny
telecopy: (1 212) 667-6199


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                                    Section 8

                                     Changes
                                     -------

     The terms and provisions of this Agreement may not be modified or amended, and shall not be valid if so modified or amended, except pursuant to a written instrument executed by the Parties.

                                    Section 9

                            Confidential Information
                            ------------------------

     Each Party shall maintain in strict confidence any and all non-public information that such Party may have received in the course of its performance under this Agreement.

                                   Section 10

                        Governing Law; Dispute Resolution
                        ---------------------------------

10.1. This Agreement shall be governed by and construed in accordance with the laws of Poland.

10.2. Any and all disputes with regard to this Agreement shall be submitted by the Parties for settlement by the Court of Arbitration at the National Chamber of Commerce in Warsaw, Poland, in accordance with the rules of such Court.

                                   Section 11

                                  Counterparts
                                  ------------

     This Agreement was executed in two counterparts in the English language, each with an attached certified English translation, one for each of the Parties.



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IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the day and year first above written.


CIBC OPPENHEIMER


By: _______________________
    Name:  Howard Singer
    Title:   Managing Director


CENTRALNY DOM MAKLERSKI PEKAO S.A.


By: _______________________
    Name:
    Title:


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